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                            Proxy Voting Reminders

Source:   NCR News Digest (employee newsletter)
Date:     March 26, 1998

***Employee stockholders are encouraged to use a cost-effective method to vote their proxy for NCR's 1998 Annual Meeting of Stockholders. This year, "registered" stockholders can vote their proxy by accessing the Web site:
(http://www.equiserve.com/proxy). The Web site for employees who purchase NCR stock through the Employee Stock Purchase Plan is (http://www.proxyvote.com).

Registered stockholders who are residents of the U.S. and most of Canada can also vote their proxy by calling a toll-free number (1.888.807.7699) and following the instructions found on their proxy card.

An "NCR News Alert on ... the Annual Meeting" will be e-mailed to employees after the meeting to be held on April 16 at Sugar Camp in Dayton. Because there will be limited seating and parking at the meeting, Dayton-based employees should read the "Alert" rather than attend the meeting.